Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES EARNINGS FOR 2007;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, February 12, 2008 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announces financial results for the year and quarter ended December 31, 2007 and the Board of Directors’ declaration of a quarterly dividend.

Operating Results
Net income for the year ended December 31, 2007, was $236.8 million, an increase of $20.3 million, or 9.4%, compared to $216.5 million for 2006. The earnings increase was driven primarily by higher net interest income, which increased $22.6 million, or 6.6%. Increases in interest income on the investment and loans to members portfolios were partially offset by higher interest expense on consolidated obligations. Return on average capital for the year 2007 increased to 6.47%, compared to 6.29% for the year 2006. Full-year net income resulted in earnings per share of $6.98 compared to $6.76 for the full year 2006. These 2007 operating results have enabled FHLBank Pittsburgh to set aside $26.4 million for affordable housing programs next year, an increase of 9.0% from $24.2 million set aside for the year 2006.

For the fourth quarter 2007, net income was $66.7 million, an increase of $8.5 million, or 14.6%, compared to $58.2 million in the fourth quarter of 2006. Net interest income for the fourth quarter, 2007, was $101.4 million, an increase of $12.1 million, or 13.5%, compared to $89.3 million in the same 2006 period. Return on average capital for the three months ended December 31, 2007 was 6.47%, compared to 6.38% in the year-ago period. Earnings per share for the three months ended December 31, 2007 was $1.75, compared to $1.73 for the three months ended December 31, 2006.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Year-end 2007
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Balance Sheet Highlights
At December 31, 2007, total loans to members (traditionally called advances) increased $19.5 billion, or 39.4%, to $68.8 billion, compared to $49.3 billion at December 31, 2006. Short-term balances, including overnight funding, were the primary driver of increased advance balances throughout the last half of 2007.

“The story of 2007 was advances, which many of our members relied upon during market disruptions in the last half of the year and still today,” said John R. Price, president and CEO. “We are doing what we were designed to do 75 years ago – ensure a reliable flow of credit to our members and the communities they serve – on request, in all market cycles. Additionally, we are delighted to announce that our 2007 performance allows us to set aside a record $26.4 million for affordable housing.”

Total assets at December 31, 2007, were $101.2 billion, an increase of $23.8 billion, or 30.8%, from $77.4 billion at year-end 2006. Total capital at December 31, 2007, was $4.3 billion, an increase of $650.7 million, or 17.9%, from $3.6 billion at year-end 2006. Retained earnings were $296.3 million at December 31, 2007, an increase of $41.5 million, or 16.3%, from $254.8 million at December 31, 2006.

Dividend Announcement
In September 2007, the Board of Directors approved a revised retained earnings policy that recommends a level of retained earnings which is to be calculated including components for market, credit, and operating and accounting risk. Based on this previously announced retained earnings policy and fourth quarter 2007 results, the Board of Directors declared a quarterly dividend of 5.0 percent annualized. The dividend will be calculated on stockholders’ average balances during the period October 1, 2007 to December 31, 2007 and will be credited to stockholders’ accounts on Friday, February 22, 2008.

Detailed and audited financial information will be available in FHLBank Pittsburgh’s 10-K filing, which will be filed in mid-March. FHLBank’s filings can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

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FHLBank Pittsburgh Reports Year-end 2007
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FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At December 31, 2007, it had 332 members in its district of Delaware, Pennsylvania and West Virginia and approximately $101 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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